UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 13, 2011

Forest City Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	216-621-6060

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

Effective July 13, 2011, Forest City Enterprises, Inc. (the “Company”) and Forest City Rental Properties Corporation (“FCRPC”), a wholly-owned subsidiary of the Company, entered into a First Amendment to the Third Amended and Restated Credit Agreement and Third Amended and Restated Guaranty of Payment of Debt (“First Amendment”) with KeyBank National Association, as Administrative Agent, PNC Bank National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the various banks party thereto (collectively the “Banks”). The First Amendment amends: (i) the Third Amended and Restated Credit Agreement, dated March 30, 2011, among FCRPC and the Banks (the “Credit Agreement”); and (ii) the Third Amended and Restated Guaranty of Payment of Debt, dated March 30, 2011, entered into by the Company for the benefit of the Banks (the “Guaranty” and together with the Credit Agreement, the “Credit Facility”).

The First Amendment sets forth terms and conditions pursuant to which the Company may issue new convertible notes with a principal amount and interest rate of no greater than $350 million and 4.5%, respectively, and a maturity date of no less than seven (7) years from the date of issuance (“New Convertible Notes”). The First Amendment includes additional terms and conditions relating to the issuance of New Convertible Notes, including requirements as to the use of proceeds; restrictions on the timing of the issuance; the impact an issuance will have on the Company’s ability to issue new senior notes, as permitted under the Credit Facility (“New Senior Notes”); and the impact that an issuance of New Senior Notes will have on the Company’s ability to issue New Convertible Notes.

The First Amendment also modified the Guaranty to provide additional flexibility to the permitted allotments by allowing the Company to utilize up to $24 million in the aggregate during any four consecutive fiscal quarter periods for either common stock dividends or common stock repurchases.

The First Amendment also provides additional or clarifying language and definitional changes to incorporate all of the foregoing, and makes other immaterial modifications to the Credit Agreement and Guaranty.

Certain of the Banks under the Second Amendment and their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the terms of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment filed as Exhibit 10.1 to this Form 8-K.

Item 8.01 Other Events.

On July 13, 2011, the Forest City Enterprises, Inc. (the “Company”) issued a press release announcing that, subject to market and other conditions, it intends to offer $250 million aggregate principal amount of its Convertible Senior Notes due 2018 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Company also announced that it expects to grant the initial purchasers a 13 day option to purchase up to an additional $50 million aggregate principal amount of the Notes to cover overallotments, if any.

A copy of this press releases is “furnished” as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, or the Exchange Act.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1 -	First Amendment to the Third Amended and Restated Credit Agreement and Third Amended and Restated Guaranty of Payment of Debt, dated as of July 13, 2011, by and among Forest City

Rental Properties Corporation, Forest City Enterprises, Inc., KeyBank National Association, as Administrative Agent, PNC Bank National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the banks named therein.

99.1 -	Press release dated July 13, 2011, announcing the Company’s intention to offer Notes in a private transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST CITY ENTERPRISES, INC.

By:	/s/ Robert G. O’Brien
Name:	Robert G. O’Brien
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: July 13, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1 -	First Amendment to the Third Amended and Restated Credit Agreement and Third Amended and Restated Guaranty of Payment of Debt, dated as of July 13, 2011, by and among Forest City Rental Properties Corporation, Forest City Enterprises, Inc., KeyBank National Association, as Administrative Agent, PNC Bank National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the banks named therein.

99.1 -	Press release dated July 13, 2011, announcing the Company’s intention to offer Notes in a private transaction.